                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
             Information Statement Pursuant to Rule 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                                Amendment No. __


                              NOVA CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  669784100 COM
                    -------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.  669784100 COM              13G


     1     NAMES OF REPORTING PERSONS/
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           WorldCom, Inc. 58-1521612

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (A) [ ]

           (B) [ ]

     3     SEC USE ONLY




     4     CITIZENSHIP OR PLACE OF ORGANIZATION


           Georgia

       NUMBER OF           5      SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                  2,371,063
          EACH
       REPORTING           6      SHARED VOTING POWER

         PERSON
          WITH
                                  -0-

                           7      SOLE DISPOSITIVE POWER


                                  2,371,063

                           8      SHARED DISPOSITIVE POWER


                                  -0-

     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           2,371,063

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


           8.3%

    12     TYPE OF REPORTING PERSON


           CO



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Item 1(a)        Name of Issuer:

                          NOVA Corporation

Item 1(b)        Address of Issuer's Principal Executive Offices:

                          One Concourse Parkway
                          Suite 300
                          Atlanta, Georgia  30328

Item 2(a)        Name of Person Filing:

                          WorldCom, Inc.

Item 2(b)        Address of Principal Business Offices or, if none, Residence:

                          515 East Amite Street
                          Jackson, MS  39201-2702

Item 2(c)        Citizenship

                          Georgia

Item 2(d)        Title of Class of Securities:

                          Common Stock, par value $.01 per share

Item 2(e)        CUSIP Number:

                          669784100 COM

Item 3.          Not Applicable

Item 4.          Ownership.

         (a) Amount Beneficially Owned as of December 31, 1996:

                  2,371,063

         (b) Percent of Class:

                  8.3%

         (c) Number of shares as to which such person has:

             (i)       Sole power to vote or to direct the vote

                          2,371,063



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             (ii)      Shared power to vote or to direct the vote

                         -0-

             (iii)     Sole power to dispose or to direct the disposition of

                         2,371,063

             (iv)      Shared power to dispose or to direct the disposition of

                         -0-

Item 5.  Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact that
             as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
             securities, check the following [   ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

             NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

             NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

             NOT APPLICABLE

Item 10.     Certification.

             NOT APPLICABLE





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                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 13, 1997



                                        /s/ Scott D. Sullivan
                                       ---------------------------------------
                                       Scott D. Sullivan
                                       Chief Financial Officer, WorldCom, Inc.





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